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                                                                   EXHIBIT 10.19


                               (RETEK LETTERHEAD)


March 20, 2002


John Gray
1147 Brittmoore Road
Houston, TX  77043

Dear John,

Let me take this opportunity to welcome you to Retek, Inc. and assure you of your value to our company as we integrate the point of sale product into our portfolio. Your position is important to our success. So that you understand your value to our company, we are outlining for you a proposed severance plan regarding your employment. We hope after you have considered this proposed plan you will be as excited as we are about your future at Retek.

THE SEVERANCE PLAN.

If Retek chooses to terminate your employment during your first year of employment for any reason other than performance or cause, we will pay you as severance the remainder of your base salary for that year, subject to the terms of this letter ("Severance"). (For example, if Retek were to terminate your employment after six months for a reason other than performance or cause, it would agree to pay you Severance of $87,500.) Retek, however, shall have the right to place you in a position with the company that is comparable to the position you are holding at the time, rather than pay you the Severance. Retek retains the right to determine whether you have been offered a "comparable position" and will do so considering such factors as salary, location and job responsibilities.

In order to receive the Severance, you must agree to sign a separation agreement at the time your employment is terminated, which will include a release of all claims you may have or claim to have against Retek at that time. You will not receive the severance if you refuse to sign the separation agreement and/or refuse to execute a complete release of claims.

After one year of employment, Retek shall have no obligation to pay you the Severance or offer you any other remuneration upon the termination of your employment for any reason. Retek may, in its sole discretion, choose to offer you remuneration in the form of severance after your first year of employment, but shall be in no way obligated to do so.

This letter, and the Severance being offered to you, do not in any way modify the at-will nature of your employment with Retek or in any way transform your employment into termination for

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cause. Nor does this letter, or the Severance being offered to you, modify in any way any of the terms of your Employment Agreement.

If you accept this proposal, you must agree not to disclose to anyone (including other Retek employees) the existence, nature or terms of the Severance, either during the term of your employment with Retek or thereafter. If you fail to maintain the confidentiality of this information, Retek shall have no obligation to pay the Severance to you.

All employees are valuable to Retek and to our future. Your particular position and unique skill set are very important. For these reasons, we are offering this severance plan. We hope this plan, along with our competitive pay and benefits, will help you decide to remain employed at Retek.

If you agree with the terms set out above, please sign this letter and return the original to Dick Lueck. Your signature is evidence that you fully understand and agree to the terms of the Severance plan being offered to you, and accept your obligations to keep the existence, nature and terms of the Severance confidential. Retek shall have no obligation to pay you the Severance if you fail to return the original signed by you to Dick on or before your start date with Retek. You should keep a copy of this letter for your records.

If you have any questions or concerns about this letter or anything else, feel free to call me. Thank you in advance for what we believe will be an important and valued contribution with Retek.

Sincerely,

/s/ Peter Baskin

Peter Baskin
Vice President, Retek, Inc.




By signing below, I acknowledge that I understand the terms of the Severance plan Retek, Inc. is offering to me, accept those terms, and agree to keep confidential the existence, nature and terms of the Severance plan.


/s/ John Gray                                        3/20/02
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John Gray                                            Date